EXHIBIT 99.1

PRESS RELEASE

Kreisler Manufacturing Corporation Announces Second Quarter Financial Results: 36% Sales Growth and 109% Increase in Net Income

Elmwood Park, New Jersey, February 14, 2007 -- Kreisler Manufacturing Corporation (NASDAQ: KRSL) announced sales and earnings for the three and six months ended December 31, 2006.

Highlights

Second Quarter 2006

  35% increase in Q2 06 revenues to $6.015 million (Q2 05: $4.427m)
  Net income for Q2 06 increased by 109% to $0.607million (Q2 05: $0.290m)
  106% increase in fully diluted earnings per common share of $0.33 for Q2 06 (Q2 05: $0.16)
  Backlog rose to $23.3 million at December 31, 2006, an increase of 33% from prior year levels.

First Half Results

  35% increase in first half of 2006 revenues to $11.1 million (2005: $8.56m)
  Net income for the first half of 2006 increased by 108% to $0.999million (2005: $0.480 million)
  106% increase in fully diluted earnings per common share of $0.54 for the first half of 2006 (2005: $0.26)

"Our financial results continue to reflect the strong product demand in the aerospace and industrial gas turbine markets," said Kreisler CEO Michael Stern. We experienced double digit sales growth in each of our industry markets areas of commercial and military aerospace components and industrial gas turbine components." These results are a reflection of the tremendous contribution made by the entire Kreisler team in the US and Poland.

We are also pleased to report that our latest backlog of $23.3 million, an increase of 33% compared to our backlog of $17.5 million as of December 31, 2005, and includes new orders received by our Kreisler Polska subsidiary. These are their first aerospace orders received from an unrelated company and highlight the opportunities for Kreisler within the EU aerospace market."

The Company reported a sales increase of 30% to $11,098,000 for the six months ended December 31, 2006 compared to sales of $8,557,000 for the six months ended December 31, 2005. Net income more than doubled to $1,000,000. Operating income increased to $1,641,000 compared to the prior year operating income of $775,000, an increase of $866,000 or 112%. The Company reported diluted earnings per share of $0.54 compared to the prior year earnings per share of $0.26.

"Our sales for the three and six months ended December 31, 2006 reached $6,000,000 and $11,098,000 compared to sales of $4,400,000 and $8,557,000 for the three and six months ended December 31, 2005. Our net income for these same periods improved to $607,000 and $1,000,000, respectively, compared to $290,000 and $480,000, respectively, for the prior year."

Kreisler Manufacturing Corporation is a manufacturer of precision metal components and assemblies for use in military and commercial aircraft engines and industrial gas turbines. These products primarily include tube and manifold assemblies. The Company has two wholly owned subsidiaries: Kreisler Industrial Corporation located in Elmwood Park, New Jersey, and Kreisler Polska Sp. z o.o located in Krakow, Poland.

For more information please contact:

Ned Stern, Chief Financial Officer

Kreisler Manufacturing Corporation

Tel (201) 791-0700 X222

Kreisler Manufacturing Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)
	Three Months Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005

Net Sales	$6,015,331	$4,427,267	$11,098,316	$8,556,507

Cost of goods sold	4,512,828	3,653,883	8,677,463	7,205,415
Selling, general and administrative expenses	481,661	301,864	780,257	576,088
Total Costs and Expenses	4,994,489	3,955,747	9,457,720	7,781,503
Income (loss) from operations	1,020,842	471,520	1,640,596	775,004

Interest and other income	37,314	29,607	85,423	55,290
Interest and other expenses	(17,926)	(35,358)	(31,485)	(44,299)

Income before income taxes	1,040,230	465,769	1,694,534	785,995

Income taxes	(433,000)	(175,975)	(695,000)	(305,575)
Net income (loss)	$607,230	$289,794	$ 999,534	$480,420
Net income per common share:
Net income - basic shares	$0.33	$0.16	$0.55	$0.26
Net income - diluted shares	$0.33	$0.16	$0.54	$0.26

Certain amounts in prior years' financial statements have been reclassified to conform to the current presentation. The Company has separated interest expense from selling, general and administrative expenses for the three and six months ended December 31, 2005. This separation increases income from operations but has no effect on the income before income taxes of the Company for the three and six months ended December 31, 2005.

Kreisler Manufacturing Corporation and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

12/31/2006	6/30/2006
(Unaudited)	(Audited)

Assets
Cash and cash equivalents	$3,873,803	$3,295,947
Accounts receivable, net	4,072,975	4,480,295
Inventories	3,851,521	3,253,420
Other current assets	112,144	152,468
Total Current Assets	11,910,443	11,182,130
Property, plant and equipment, net	2,138,625	1,590,879
Deferred tax asset, non-current	186,564	238,989
Total Non-Current Assets	2,325,189	1,829,868
	$14,235.632	$13,011,998

Liabilities and Stockholders' Equity
Liabilities
Accounts payable - trade	$964,573	$819,974
Accrued expenses	379,261	483,030
Income taxes payable	238,336	59,820
Line of credit payable	--	54,810
Obligation under capital leases	113,471	103,643
Total current liabilities	1,695,641	1,521,277

Obligation under capital leases	360,214	358,193
Accrued environmental cost	407,577	407,577
Total long term obligations	767,791	765,770

Total stockholders' equity	11,772,200	10,724,951
	$14,234,632	$13,011,998

Forward-Looking Statements

Certain oral statements made by management of the Company from time to time and certain statements contained herein or in periodic reports filed by the Company with the Securities and Exchange Commission are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to results of operations and the business of the Company. All such statements, other than statements of historical facts, including those regarding market trends, the Company's financial position and results of operations, business strategy, projected costs, and plans and objectives of management for future operations, are forward-looking statements. In general, such statements are identified by the use of forward-looking words or phrases, including, but not limited to, "estimates," "intended," "will," "should," "may," "believes," "expects," "expected," "anticipates," and "anticipated" or the negative thereof or variations thereon or similar terminology. These forward-looking statements are based on the Company's current expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. These forward-looking statements represent the Company's current judgment. The Company disclaims any intent or obligation to update its forward-looking statements. Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially from those set forth in or underlying the forward-looking statements.